Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the prospectus constituting part of this Registration Statement on Form S-1 for DanDrit Biotech USA, Inc. (formerly Putnam Hills Corp.) (the “Company”), of our report dated July 16, 2013, relating to the March 31, 2013 and 2012 financial statements of the Company, which appears in such prospectus. We also consent to the reference to us under the headings “Changes In and Disagreements with Accountants on Accounting and Financial Disclosure” and “Experts”.

/s/ RAICH ENDE MALTER & CO. LLP
RAICH ENDE MALTER & CO. LLP
New York, New York
February 14, 2014